CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

EXHIBIT 10.6

(1)	CRT PIONEER FUND LP

AND

(2)	CENTRY PHARMA, INC.

____________________________________________

LICENCE AGREEMENT

____________________________________________

This Licence Agreement (the “Agreement”) is entered into on 19 May 2021 (the “Effective Date”) by and between:

(1)	CRT PIONEER FUND LP, a limited partnership established in England and Wales under number LP 14391 with its registered office at [***] (“CPF”), acting by its general partner, CRT Pioneer GP Limited, a company registered in England and Wales with registered number 07933818 whose registered office is at [***] (the “General Partner”); and

(2)	CENTRY PHARMA, INC., a corporation incorporated under the laws of Delaware with its registered office at 1 bridge plaza, 2nd Floor, Fort Lee, New Jersey, 07024 (“Centry”),

Each of CPF (acting by the General Partner) and Centry a “Party” and together the “Parties”.

WHEREAS

(A)	CPF is a limited liability partnership formed pursuant to a limited partnership agreement between the General Partner, the European Investment Fund, CRT (as defined below), BACIT Discovery Limited, and CRT Pioneer CIP LP. The General Partner has the right to enter into legal agreements on behalf of CPF by which CPF is then bound.

(B)	Centry is a corporation focused on the acquisition, development and commercialization of first and/or best in class drug candidates for the treatment of serious conditions of unmet medical need or with limited treatment options.

(C)	CPF is party to a licence and collaboration agreement whereby it obtained certain rights relating to Licensed Compounds from ICR and CRT (as defined below) dated 12 August 2015 (the “Upstream Licence”) as amended from time to time.

(D)	CPF and Centry have agreed to enter into a licence on the following terms for the further development and commercialisation of Licensed Compounds and Licensed Products in the Territory.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

In this Agreement, except where the context requires otherwise, the following words and expressions shall have the following meanings:

1.1.	“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “control” shall mean, with respect to a Person, that such Person owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2.	“Affordable” means in relation to a Licensed Product: (i) a determination by the UK Pricing Authority that such Licensed Product should be used within the National Health Service (or any successor); and (ii) approval by the UK Pricing Authority of the price proposed by Centry or its Sub-Licensee in relation to sales of that Licensed Product in the United Kingdom (or one or more constituent countries thereof).

1.3.	“Agreement” means this agreement and each of the Schedules as amended from time to time in accordance with Clause 22.1.

1.4.	“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Competent Authorities that may be in effect from time to time.

1.5.	“Arising Intellectual Property” means all Materials and Know How (other than that comprised in Licensed Intellectual Property) conceived or generated after the Effective Date by or on behalf of Centry, or licensed to Centry, in the course of exercising the licence rights granted under Clause 5.1, that is Controlled by Centry; and any intellectual property rights which claim any such Materials and/or inventions described or comprised in such Know How, to the extent such Materials, Know How and intellectual property rights relate to and are reasonably necessary for the research, development, manufacture, use or commercialization of Licensed Products.

1.6.	“Background Intellectual Property” means the Background Patents; the Background Know How; and the Background Materials.

1.7.	“Background Know How” means Know How (a) licensed to CPF pursuant to the Upstream Licence; and/or (b) described in Schedule 8.

1.8.	“Background Materials” means the Materials in existence at the Effective Date and which are: (a) licensed to CPF pursuant to the Upstream Licence; and/or (b) described in Schedule 8.

1.9.	“Background Patents” means the Patents set out in Schedule 9 and any Patents claiming priority therefrom.

1.10.	“Biomarker” means an endogenous characteristic that is objectively measured and evaluated as an indicator or predictor of normal biological or pathogenic processes or pharmacological responses to a therapeutic intervention.

1.11.	“Business Day” means a day other than a Saturday, Sunday or any public holiday in England or New York City, New York.

1.12.	“Commencement” means, in relation to a clinical trial, the date upon which administration of a Licensed Product to the first human subject has occurred, whether such subject is a healthy volunteer or a patient.

1.13.	“Commercially Reasonable Efforts” means with respect to Centry’s efforts, the efforts and resources commonly used by a biotechnology company with similar resources available to the relevant project as Centry (or, where applicable, its Sub-Licensee) for a product at a similar stage in its life cycle, with the objective of developing such product in a diligent and timely manner, taking into consideration its safety, efficacy and the patent or other proprietary position.

1.14.	“Competent Authority” means any local or national agency, court, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of, or of any government of, any country having jurisdiction over the Agreement or either of the Parties (such as the Financial Services Authority or any successor entity) or over the development or marketing of medicinal products (such as the FDA or the European Medicines Agency).

1.15.	“Compound Intellectual Property” means any Licensed Intellectual Property to the extent that it is: (i) a Licensed Compound; or (ii) directly related to Licensed Compounds, including their use in the Field. For the avoidance of doubt Compound Intellectual Property excludes Exclusive Biomarkers.

1.16.	“Confidential Information” means any information, in tangible or non-tangible form (including oral disclosure) including Know How, research and development plans, information relating to the customers, suppliers, business partners, clients, finances, business plans and products (in each case actual or prospective) of a Party, the terms of this Agreement, and any other technical or business information (whether or not marked as confidential), which is obtained by either Party from the other (or its representatives) pursuant to this Agreement. Licensed Know How shall be deemed the Confidential Information of each Party.

1.17.	“Control” means, as the context requires: (i) with respect to any item of Intellectual Property or right under any Intellectual Property, the possession by a Party (whether by ownership or license, other than pursuant to this Agreement) of the ability to grant access (by license or sublicense), without violating the terms of any agreement or other arrangement with any Third Party existing at the time; or otherwise (ii) the possession (directly or indirectly) of fifty percent (50%) or more of the voting stock or other equity interest of a subject entity with the power to vote, or the power in fact to control the management decisions of such entity through the ownership of securities or by contract or otherwise and “Controlling” and “Controlled by” shall be construed accordingly.

1.18.	“CPF Indemnified Parties” means [***] and their respective officers, employees and agents.

1.19.	“CRT” means Cancer Research Technology Limited, a company registered in England and Wales under number 1626049 with registered office at 2 Redman Place, London, E20 1JQ, England.

1.20.	“CRUK” means Cancer Research UK, a company limited by guarantee (registered in England and Wales under number 4325234) and a charity (registered in England under number 1089464 and registered in Scotland under number SC041666 and in the Isle of Man under number 1103) of 2 Redman Place, London, E20 1JQ, United Kingdom.

1.21.	“Data Room” means the documents in the data room hosted by Firmex as at the Effective Date.

1.22.	“Development Plan” means a detailed plan which describes: (i) the Key Activities; (ii) the relevant timescales within which it is intended that such Key Activities will be taken; and (iii) the estimated costs associated with each Key Activity. The first Development Plan is provided in Schedule 4.

1.23.	“EC” means the European Commission.

1.24.	“Effective Date” means the date this Agreement is made as further set out above.

1.25.	“Encumbered” in relation to any Intellectual Property means an option, restriction, right of first refusal, third-party right or interest, assignment by way of security, other encumbrance or a security interest of any kind or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect howsoever arising over or in respect of the Intellectual Property.

1.26.	“Exclusive Other Arising Intellectual Property” has the meaning given in Clause 18.3(c).

1.27.	“Exclusive Biomarkers” means all Biomarkers which function as a diagnostic or efficacy or prognostic marker exclusively for use in conjunction with a Licensed Product. For the sake of clarity, Exclusive Biomarkers excludes any Biomarkers which function (to any reasonably measurable degree) as a diagnostic, efficacy or prognostic marker in relation to any compound which is not a Licensed Compound, a class of compounds or more than one molecular target.

1.28.	“Executive Officers” means the Chief Executive Officer of Centry, and a Director of the General Partner or, in each case such other authorised officer of a Party as may be substituted from time to time upon the giving of written notice to the other Party.

1.29.	“Expert” means a suitably qualified independent expert appointed by agreement between the Parties. However, in the event that the Parties are unable to reach agreement within fifteen (15) Business Days of either CPF on the one hand and Centry on the other seeking in writing to the other to appoint such expert, each Party shall submit two (2) names to the President for the time being of the Association of the British Pharmaceutical Industry (or any successor body thereto), who shall select an individual from the names submitted.

1.30.	“Extended Exclusivity Period” means the later of:

(a)	any period during which one of the following subsists in respect of a Licensed Product in the relevant country: Orphan Drug Designation, paediatric designation or other exclusivity (excluding a Patent) granted by a Competent Authority beyond the expiry of the relevant Patent; or

(b)	the expiry of [***] ([***]) [***] from the date of the First Commercial Sale of that Licensed Product (or former Licensed Product) in the relevant country by Centry or a Sub-Licensee on an arm’s length terms.

1.31.	“FDA” means the United States Food and Drug Administration or any successor to it.

1.32.	“Field” means the treatment, prophylaxis, and/or diagnosis of diseases and conditions.

1.33.	“Financing Commitment” has the meaning set out in Clause 17.2.

1.34.	“Financing Condition Precedent” has the meaning set out in Clause 3.1.

1.35.	“First Commercial Sale” means, with respect to a Licensed Product, the first transfer or disposition for value of such Licensed Product to a Third Party, after all relevant Regulatory Authorisations for the transfer or disposition of such Licensed Product have been obtained in respect of the relevant region or country.

1.36.	“Force Majeure” means in relation to either Party any event or circumstance which is beyond the reasonable control of that Party, which event or circumstance that Party could not reasonably be expected to have taken into account at the Effective Date and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including act of God, lightning, fire, storm, flood, earthquake, strike, lockout or other industrial disturbance, war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, explosion, provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

1.37.	“Generic Competition” means with respect to a Licensed Product in any particular country in the Territory, the existence on the market of any Generic Product in competition with such Licensed Product in such country where the unit volume of Generic Products sold in such country by one (1) or more Third Parties in a Calendar Quarter is (a) at least [***] percent ([***]%) (“Level 1 Generic Competition”), or (b) at least [***] percent ([***]%) (“Level 2 Generic Competition”), in each case of (a) or (b), of the unit volume of Licensed Products sold in such country to end users by Centry, its Affiliates and Sub-Licensees (or its or their distributors). Unless otherwise agreed by the Parties, the unit volumes of each Generic Product sold during a Calendar Quarter will be as reported by IQVIA or any successor to IQVIA or any other independent sales auditing firm reasonably agreed upon by the Parties.

1.38.	“Generic Product” means any pharmaceutical product that (a) is sold by a Third Party other than pursuant to any rights granted by Centry; and (b) contains the same active pharmaceutical ingredient (or one which is substantially the same, such as a hydrate or salt of the active pharmaceutical ingredient) as the Licensed Product; and (c) was granted pursuant to an application for a marketing authorisation that relies on data held by a regulatory authority in relation to a Licensed Product.

1.39.	“ICR” means the Institute of Cancer Research: Royal Cancer Hospital, a company limited by guarantee (Company number 00534147) a college of the University of London and a charity exempt from registration with registered office at 123 Old Brompton Road, London SW7 3RP, England.

1.40.	“IND” means an investigational new drug application filed with the FDA, or the equivalent application or filing filed with any equivalent Competent Authority outside the United States of America (including any supranational agency such as the European Medicines Agency) necessary to commence human clinical trials in such jurisdiction.

1.41.	“Indication” means a disease classification as defined within the ‘International Statistical Classification of Diseases and Related Health Problems’ as published from time to time by the World Health Organization (e.g. “[***]”, “[***]”, “[***]” and “[***]”).

1.42.	“Intellectual Property” means Materials, Patents and Know How.

1.43.	“JDC” means the joint development committee established by the Parties in accordance with Clause 4.

1.44.	“Key Activity” means any of the following in relation to a Licensed Product:

(a)	significant research activity related to biological processes that a Licensed Product would or could affect, including, but not limited to, animal studies;

(b)	active preclinical work required for any contemplated clinical trial, including any toxicology or pharmacokinetic work;

(c)	active planning of a clinical trial (or in the event of issues arising with a Competent Authority in relation to a clinical trial, active negotiation with such Competent Authority and/or replanning of the clinical trial);

(d)	actively seeking to obtain the necessary IND or other approvals to carry out a clinical trial;

(e)	active enrolment of patients into, or participation of patients in, a clinical trial, where relevant in accordance with the protocol in order to determine if the primary end point has been met;

(f)	active monitoring, analysis or reporting on the data arising from a clinical trial where relevant in accordance with the protocol in order to determine if the primary end point has been met;

(g)	manufacture or formulation of a Licensed Product for use in a clinical trial, including active process development work in support of planned manufacture; and

(h)	preparation for and making submissions to regulatory agencies for an NDA or awaiting the outcome of such submission.

1.45.	“Know How” means technical and other information which is not in the public domain including, ideas, concepts, inventions, discoveries, data, formulae, algorithms, specifications, clinical data, information relating to Materials (including biological and chemical structures and functions as well as methods for synthesising chemical compounds), procedures for experiments and tests, results of experimentation and testing, results of research and development including laboratory records and data analyses. Information in a compilation or a compilation of information may be Know How notwithstanding that some or all of its individual elements are in the public domain.

1.46.	“Licensed Compound” means the compound known as CCT361814 which is further described in the Development Plan together with any compound which is claimed, even if not specifically exemplified, in a Patent comprised in the Licensed Patents (including the HSF1 compounds included in Schedule 3, Part 1 of the Upstream Licence).

1.47.	“Licensed Intellectual Property” means Licensed Patents, Licensed Know How, and Licensed Materials. For clarity, the Licensed Intellectual Property shall not include any Patents, Know How or Materials Controlled by any Affiliate of CPF.

1.48.	“Licensed Know How” means all of the Background Know How and any Know How that has been assigned to or licensed to CPF pursuant to the Upstream Licence and / or any Third Party CRO Contract, that in each case relates to and is reasonably necessary for the research, development, manufacture, use or commercialization of Licensed Products.

1.49.	“Licensed Materials” means all Materials Controlled by CPF to which it has rights under the Upstream Licence and / or Third Party CRO Contracts that, in each case, relate to Licensed Products including all drug substance precursors, drug substance, drug product, formulations for all modes of delivery, relevant excipients, assays, reagents and other relevant tangible materials.

1.50.	“Licensed Patents” means any Background Patent together with any Patent Rights Controlled by CPF during the Term that claim any of the Licensed Know How including: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction, in each case that relate to and are reasonably necessary for the research, development, manufacture, use or commercialization of the Licensed Products.

1.51.	“Licensed Products” means any product: (i) which falls within the scope of one (1) or more Valid Claims of any of the Licensed Patents in the relevant country or territory; and/or (ii) containing a Licensed Compound; and/or (iii) which product was developed using or incorporating any part of the Licensed Intellectual Property, including in each case any metabolites, prodrugs, salts, hydrates, solvates, esters, intermediates, polymorphs, isomers, analogues and derivatives of any Licensed Compounds; and in each case including for the avoidance of doubt any product developed by Centry or any Sub-Licensee (or any Third Party to which rights are granted directly or indirectly by Centry or any Sub-Licensee) that meet the requirements of one of the foregoing clauses (i), (ii) or (iii).

1.52.	“Major Markets” means the United Kingdom, the United States, France, Italy, Germany, Spain and Japan and “Major Market” shall mean any one of them.

1.53.	“Material” means any chemical or biological material including any: organic or inorganic element or compound; nucleotide or nucleotide sequence including DNA and RNA sequences; gene; vector or construct including plasmids, phages, bacterial vectors, bacteriophages and viruses; host organism including bacteria, fungi, algae, protozoa and hybridomas; eukaryotic or prokaryotic cell line or expression system or any development strain or product of that cell line or expression system; protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody; drug or pro-drug; assay or reagent; any other genetic or biological material or micro-organism or any transgenic animal; and any physical property rights relating to any of the foregoing.

1.54.	“Milestone Event” has the meaning given in Clause 7.2.

1.55.	“Milestone Payment” has the meaning given in Clause 7.2.

1.56.	“NDA” means an application for approval to market a product commercially such as the New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR.§ 314.3 et seq, or a Biologics License Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR § 601, or a Marketing Authorisation application filed pursuant to the requirements of European Directive 2001/ 83/ EC, or any equivalent or similar application filed with any other Competent Authority in any country or region in the Territory, together, in each case, with all additions, deletions or supplements thereto.

1.57.	“Net Sales” means the gross amount invoiced by Centry, its Affiliates or any Sub-Licensee (such entities are each a “Selling Party”) to Third Parties for sale of Licensed Products in the Territory, less, to the extent deducted from or on such invoice consistent with generally accepted accounting principles, consistently applied, the following items:

(a)	customary and reasonable trade, quantity, and cash discounts and wholesaler and pharmacy allowances including initial stocking and distribution allowances; provided that, in the case of pharmacy incentive research programs, hospital performance incentive research program chargebacks, disease management research programs, similar research programs or discounts and wholesaler allowances on “bundles” of products, all discounts, wholesaler allowances and the like shall be allocated among products on the basis on which such discounts, wholesaler allowances or the like were actually granted or, if such basis cannot be determined, in proportion to the respective list prices of such products;

(b)	customary and reasonable credits, rebates chargebacks, and administrative fees (including, but not limited to, those to managed-care entities, pharmacy benefit managers, and government agencies and programs), patient rebates, and discounts, and allowances or credits to customers on account of rejection or returns (including, but not limited to, wholesaler and retailer returns) or affecting such product;

(c)	freight, fees for services charges, postage and duties, shipping and insurance charges relating to such product;

(d)	sales taxes (such as value added tax or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the importation, use or sale of such product to Third Parties (excluding any taxes paid on the income from such sales), to the extent the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made;

(e)	amounts accrued or provided for in respect of bad debts; and

(f)	commissions allowed or paid to Third Party distributors, Third Party brokers, or Third Party agents other than sales personnel, sales representatives, and sales agents employed by a Selling Party.

Each of the deductions set out above shall be determined on an accrual basis in accordance with International Financial Reporting Standards (IFRS).

For the purposes of determining Net Sales, Licensed Products shall be deemed to be sold when invoiced and a “sale” shall not include transfers, uses or dispositions of sample product for promotional, preclinical or clinical trial, regulatory or governmental purposes in all cases provided that a “for profit” price is not charged. For purposes of calculating Net Sales, sales between or among the Selling Parties shall be excluded from the computation of Net Sales, but sales by a Selling Party to Third Parties shall be included in the computation of Net Sales.

With respect to Licensed Products that are sold as Combination Products (as defined below), then the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: A is the weighted average sale price in the applicable country of the Licensed Product contained in such Combination Product, and B is the weighted average sale price in such country of the other therapeutically active ingredients or components contained in such Combination Product.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but the weighted average sale price in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, variation in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product.

As used in this definition of Net Sales, “Combination Product” means a product that contains a Licensed Compound and one or more additional active ingredients or components (whether co-formulated or co-packaged) that are not a Licensed Compound. Pharmaceutical dosage form vehicles, adjuvants and excipients shall be deemed not to be “active ingredients.”

With respect to any dispute between the Parties with respect to the determination of Net Sales of Combination Products, such dispute may be referred by either Party to the Expert for determination in accordance with Clause 31.

1.58.	"Non-Compound Intellectual Property" means any Licensed Intellectual Property other than Compound Intellectual Property.

1.59.	“Oncology Indication” means an Indication in the range [***] (e.g. “C50 Malignant neoplasm of Breast”, “C92 Myeloid leukaemia”).

1.60.	“Other Arising Intellectual Property” means all Arising Intellectual Property that is not Owned Arising Intellectual Property.

1.61.	“Orphan Drug Designation” means designation as an orphan drug or equivalent under relevant national or other applicable regulations and/or legislation in any part of the world, including under the US Orphan Drug Act of 1983 or Orphan Drug Regulation 141/2000 in the European Union.

1.62.	“Owned Arising Intellectual Property” means all Arising Intellectual Property that (a) is owned by Centry; and (b) relates directly to the Licensed Compound.

1.63.	“Patent Costs” means any external out of pocket costs and expenses incurred in filing, prosecuting, maintaining, defending and enforcing the Licensed Patents, including official filing, prosecution, maintenance and renewal fees, patent attorney, translation, legal and other professional fees and expenses and costs and expenses associated with any opposition or interference action.

1.64.	“Patents” means any patent applications, patents, author certificates, inventor certificates, utility models, and all foreign counterparts of them and includes all divisionals, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, confirmations, registrations, revalidations and additions of or to them, as well as any Supplementary Protection Certificate, or any like form of protection.

1.65.	“Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.66.	“Phase I Trial” means a clinical trial in which a Licensed Product is administered to human subjects at multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of the Licensed Product, and consistent with 21 CFR § 312.21(a) and any microdosing clinical trial conducted pursuant to the FDA’s 2006 Guidance on Exploratory Investigational New Drugs or any equivalent arrangements.

1.67.	“Phase Ib Trial Expansion Cohort Dose” means the dose of Licensed Product selected for the administration to an expansion cohort of patients following the completion the ascending dosing levels of subjects in a Phase 1 Trial.

1.68.	“Phase II Trial” means a clinical trial in which a Licensed Product is administered to human subjects which provides for the initial trial of the Licensed Product on a limited number of patients for the purpose of determining dose and evaluating safety and preliminary efficacy in the proposed therapeutic indication and consistent with 21 C.F.R. § 312.21 (b) or its equivalents in other jurisdictions.

1.69.

“Phase III Trial” means a clinical trial in which a Licensed Product is administered to human subjects that is prospectively designed to establish the therapeutic benefit of the Licensed Product in a larger patient sample and to further demonstrate the Licensed Product’s safety in patients with the target disease in a particular indication in a manner sufficient to obtain regulatory approval to market such Licensed Product and consistent with 21 C.F.R. § 312.21 (c) or its equivalents in other jurisdictions.

1.70.	“Price Approval” means, in those countries in the Territory where a Competent Authority may approve or determine pricing and/or pricing reimbursement for pharmaceutical products, such approval or determination.

1.71.	“Progress Report” means a reasonably detailed written report produced by Centry in respect of: (i) the progress of development of Licensed Products against the current Development Plan and actual costs incurred in comparison to the estimated costs set out in the Development Plan; (ii) the progress of any applications for Regulatory Authorisation and (where relevant) Price Approvals; and (iii) the progress of and plans for marketing and sale of Licensed Products.

1.72.	“Quarter” means any of the three-monthly periods commencing on the first day of any of the months of January, April, July, and October in any Year and “Quarterly” or “Calendar Quarter” has a corresponding meaning.

1.73.	“Regulatory Authorisations” means all authorisations, approvals, clearances, and licences of a Competent Authority (including an NDA) that may be required in any country of the Territory prior to commercial sale of the relevant Licensed Product in the Field, including any necessary variations thereto, but excluding any Price Approvals.

1.74.	“Signature Fee” means the non-refundable sum of three million five hundred thousand dollars (USD $3,500,000).

1.75.	“Sub-Licensee” means a person to whom a sub-licence is granted in accordance with Clause 5.5 in respect of the whole or any part of the rights granted under this Agreement.

1.76.	“Sub-Licence Provisions” means those provisions to be included in a sub-licence pursuant to Clause 5.5 and as set out in Schedule 5.

1.77.	“Supplementary Protection Certificate” means a right based on a patent pursuant to which the holder of the right is entitled to exclude third parties from using, making, having made, selling or otherwise disposing or offering to dispose of, importing or keeping the product to which the right relates, such as supplementary protection certificates in Europe, and any similar right anywhere in the world.

1.78.	“Target Patent Country” means any one of the countries listed in Schedule 6.

1.79.	“Technology Transfer” means the transfer by or on behalf of CPF to Centry of an electronic copy of the Data Room.

1.80.	“Term” means the term of this Agreement determined in accordance with Clause 17.1.

1.81.	“Territory” means worldwide.

1.82.	“Third Party” means a person other than a Party, or a Sub-Licensee.

1.83.	“Third Party CRO Contract” means a contract, other than the Upstream Licence, between CPF and a Third Party Service Provider which was entered into for the purpose of the research and/or development of Licensed Compounds.

1.84.	“Third Party Service Provider” means a Third Party who provides research, development and/or manufacturing services to Centry in connection with Licensed Products, including contract research organisations, universities and hospitals. However, a Tobacco Party may not act as a Third Party Service Provider.

1.85.	“Tobacco Party” means: (i) any person who develops, sells or manufactures tobacco products; and/ or (ii) any person which makes the majority of its profits from the importation, marketing, sale or disposal of tobacco products. Furthermore, Tobacco Party shall include any person that is Controlled by or under common Control with any of the persons referred to in (i) and/or (ii).

1.86.	“UK Pricing Authority” means any supra-national, national or regional government department, authority, agency or entity (including a non-departmental public body or similar entity) with responsibility for evaluating the cost effectiveness of medicinal products in the United Kingdom (or one or more constituent countries thereof) or otherwise determining whether the NHS (or constituent parts thereof) should purchase medicinal products.

1.87.	“Valid Claim” means either:

(a)	a claim of an issued and unexpired Licensed Patent (which include any Patent term extension or Supplementary Protection Certificate) in the relevant country in the Territory which covers the Licensed Product and that: (i) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; or (ii) has not been abandoned, disclaimed, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or

(b)	a claim of a pending patent application, which claim has been filed in good faith, and such application has been pending for less than [***] ([***]) years, and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

1.88.	“Year” means a calendar year.

2.	INTERPRETATION

2.1.	In this Agreement:

(a)	unless the context requires otherwise, all references to a particular Clause, paragraph or Schedule shall be references to that clause, paragraph or schedule, in or to this Agreement;

(b)	the table of contents and headings are inserted for convenience only and shall be ignored in construing this Agreement;

(c)	unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

(d)	unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust association, organisation or other entity, in each case whether or not having separate legal personality; and

(e)	references to the words “include” or “including” shall be construed without limitation to the generality of the preceding words.

3.	CONDITION PRECEDENT

3.1.	This Agreement shall only be effective once Centry has:

(a)	secured a minimum of [***] dollars (USD $[***]) in financing in a designated escrow account to be used to establish Centry’s operations and otherwise to support Centry’s performance of its obligations pursuant to the Development Plan and this Agreement (for avoidance of doubt, such funds are anticipated to be released in full to Centry from escrow upon or shortly after the Effective Date); and

(b)	provided evidence of obtaining such financing to CPF’s reasonable satisfaction;

(a) and (b) together the “Financing Condition Precedent”.

4.	JOINT DEVELOPMENT COMMITTEE

4.1.	Within thirty (30) days after the Effective Date, the Parties shall establish a joint development committee (“JDC”). The JDC shall have responsibility for:

(a)	overseeing the Research Programme (as defined in Clause 8.1);

(b)	overseeing the filing and maintenance of the Licensed Patents;

(c)	advise and assist in the resolution of any scientific or technical difficulties that arise as the result of the Research Programme;

(d)	oversee the support to be provided by ICR to effect the transfer of the rights contemplated under this Agreement to Centry;

(e)	overseeing pre-clinical development of Licensed Products prior to the Commencement of the first Phase I Trial; and

(f)	overseeing the conduct of the Phase I Trial(s) by Centry.

4.2.	Membership

(a)	The JDC shall be comprised of [***] ([***]) representatives in total (each a “JDC Member”), each having relevant expertise. The number of JDC Members shall be [***] ([***]) from Centry, [***] ([***]) from CPF and [***] ([***]) from ICR. The total number of JDC Members may be changed by unanimous vote of the JDC from time to time as appropriate.

(b)	The initial JDC Members for Centry shall be: [***]; for CPF: [***]; and for ICR: [***].

(c)	Each Party may replace its respective JDC Members with new persons (with appropriate expertise to replace the outgoing members) at any time, with prior written notice to the other Parties. From time to time, the JDC may establish subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the JDC determines.

4.3.	Meetings

The JDC shall meet approximately every six (6) weeks until the first patient has been dosed in a Phase I Trial and thereafter two (2) times annually, or more or less often as agreed by the Parties. JDC meetings shall be held by telephone conference or where appropriate, in person or by video. The members of the JDC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Unless otherwise agreed, the location of face-to-face meetings of the JDC shall alternate between the offices of Centry and CPF or such other place as the Parties may agree. The chair of the JDC meetings shall be a Centry JDC Member. The Parties shall determine the form of the meeting.

4.4.	Decision Making

Decisions of the JDC shall be made by consensus, with each JDC Member acting in good faith. In the event that the JDC Members are unable to reach such a consensus [***]shall have the final decision-making authority except (a) where such dispute relates to [***] shall have final decision making authority; and (b) where such dispute relates to [***] shall have the final decision-making authority until such time as [***] and thereafter [***]shall have the final decision-making authority. In no case shall either Party be permitted to exercise its final decision making authority with a result that conflicts with the terms of this Agreement.

4.5.	No Further Obligation

The JDC shall not take any decision that obliges ICR to undertake any work outside of the Research Programme.

4.6.	Minutes

Minutes of the JDC meetings shall be taken, and shall, at a minimum, record all decisions made. The minutes of each meeting of the JDC shall be prepared by Centry. Drafts of the minutes shall be delivered to a designated Centry, CPF and ICR JDC Member for approval within seven (7) days after the respective meeting. A copy of the final minutes of each meeting as approved shall be sent to each JDC Member within seven (7) days of receiving the draft minutes.

4.7.	Expenses

Centry, CPF, and ICR shall each bear all expenses of its own JDC Members related to such members’ participation on the JDC and attendance at JDC meetings.

4.8.	Disbanding of JDC

The JDC shall be disbanded upon the later of: (i) completion of the first Phase I Trial; or (ii) the termination of all activities under the Research Programme.

5.	LICENCE

5.1.	Subject to the provisions of this Agreement, the terms of the Upstream Licence and Centry’s satisfaction of the Financing Condition Precedent, CPF agrees to grant and hereby grants to Centry a licence under the Licensed Intellectual Property to research, develop, use, keep, make, have made, import, sell and otherwise dispose of Licensed Products in the Field in the Territory for the Term. Such licence shall be exclusive to the extent that CPF is able to grant such an exclusive licence (pursuant to the terms of the Upstream Licence or otherwise). For the avoidance of doubt CPF is able to grant an exclusive licence with respect to the Background Patents. To the extent that CPF is not able to grant an exclusive licence the licence shall be non-exclusive.

5.2.	No licence to use any Intellectual Property is granted to Centry, or any Sub-Licensee, or is implied except as expressly granted in this Agreement.

5.3.	CPF hereby reserves and excepts from the licence under Clause 5.1 a [***] for ICR and CRUK, including any scientists funded and employed by ICR or CRUK, to:

(a)	[***].

(b)	[***];

(c)	[***]; and

(d)	[***].

(e)	[***].

5.4.	Centry shall have no right to grant sub-licences (except to Third Party Service Providers on the basis set out in Clause 5.5(f)) prior to the earlier of (i) a Licensed Product satisfying the second Milestone Event (Declaration of the recommended Phase II Trial or Phase Ib Trial Expansion Cohort Dose) and the receipt by CPF of cleared funds of the associated Milestone Payment; and (ii) [***] ([***]) [***]after the Effective Date.

5.5.	Subject to Clause 5.4, Centry shall be entitled to grant sub-licences in respect of the rights granted under this Agreement, provided that with respect to any sub-licence granted to an entity:

(a)	at least [***] ([***]) days prior to grant it informs CPF in writing of the terms of such sub-licence, including the identity of the proposed Sub-Licensee;

(b)	within [***] ([***]) Business Days of the grant of any sub-licence, Centry shall provide CPF with a true copy of such sub-licence at Centry’s expense and Centry acknowledges that CPF shall be entitled to share a copy of such sub-licence with CRT and ICR in accordance with the terms of the Upstream Licence;

(c)	Centry shall ensure that there are included in the terms of any sub-licence substantially equivalent obligations on the part of the Sub-Licensee to those applying to Centry pursuant to this Agreement. In particular, Centry shall ensure that any sub-licence has provisions which secure CPF’s, ICR’s, and CRT’s rights pursuant to Clause 16 (Confidentiality), 11.9 (Patent Enforcement), 13.1 (Indemnity), 18.1 (Effects of Termination). Centry shall additionally ensure that there are included in the terms of any sub-license substantially equivalent obligations and undertakings to those set out in the sub-license provisions as set forth in Schedule 5 and shall use Commercially Reasonable Efforts to ensure that all Sub-Licensees comply with the same;

(d)

any sub-licence granted by Centry shall be expressed to terminate automatically on the termination of this Agreement for any reason. Notwithstanding the foregoing, in connection with such termination, provided (a) such Sub-Licensee is not in material breach of the terms of the applicable sub-licence with Centry and fails to cure such material breach within the applicable cure period thereunder, and (b) the termination of this Agreement was not caused by breach of the obligations under such applicable sub-licence, CPF shall upon the reasonable request of the relevant Sub-Licensee grant to the affected Sub-Licensee a sub-licence on materially the same terms to that contained in the terminated sub-licence, except that the affected Sub-Licensee shall only be required to pay CPF the amounts that Centry would have been required to pay CPF hereunder on account of or in connection with such Sub-Licensee’s activities under such direct sub-licence with CPF, and provided that this shall not result in CPF taking on any more onerous obligations or assuming any liability other than it is under pursuant to this Agreement;

(e)	no sub-licence shall be granted to a Tobacco Party; and

(f)	the sub-licence shall be entered into on an arms-length basis.

5.6.	The obligations in Clause 5.5(a) to (e) shall not apply in relation to contracts Centry enters into with Third Party Service Providers, provided that: (a) such contracts relate to the provision of research, development and/or manufacturing services to Centry in connection with Licensed Products; and (b) no rights are granted to the Third Party to: (i) research, develop or manufacture its own Licensed Products; or (ii) sell Licensed Products.

5.7.	The grant of a sub-licence pursuant to Clause 5.4 shall be without prejudice to Centry’s obligations under this Agreement.

5.8.	The right to grant sub-sub-licenses shall be permitted only on terms materially equivalent to Clause 5.4 (including for the avoidance of doubt inclusion in each sub-sub-license of an indemnity from the Sub-Licensee in favour of CPF Indemnified Parties) and Centry shall procure that a copy of each sub-sub-license is supplied to CPF within [***] ([***]) days of its execution. Any act or omission of any Sub-Licensee which, if it were the act or omission of Centry would be a breach of any of the provisions of this Agreement, will be deemed to be a breach of this Agreement by Centry who will be liable to CPF (as the case may be) accordingly. Centry shall be responsible for the performance or non-performance of its Sub-Licensees hereunder. In the event of a material breach by a Sub-Licensee under a sub-licence agreement with Centry that results in a material breach by Centry under this Agreement, then without prejudice to CPF’s rights under this Agreement with respect to such breach, Centry shall either terminate such sub-licence agreement or otherwise cure such material breach, in each case, at Centry’s discretion.

5.9.	Upon Centry’s reasonable request CPF will transfer to Centry ownership of the Materials listed in Part A of Schedule 8 and, subject to the agreement of a suitable assignment agreement, assign the related third-party contracts listed in Part B of Schedule 8 subject to such third-parties granting the necessary consent to do so. Such Materials are provided to Centry as-is and without warranty, including any implied warranties of merchantability or fitness for a particular purpose.

6.	PERFORMANCE

6.1.	Centry shall use Commercially Reasonable Efforts to:

(a)	carry out the Development Plan, as amended from time to time, at its own cost and expense;

(b)	pursue Regulatory Authorisation and (where applicable) Price Approvals in each of the Major Markets for those Licensed Products in clinical development;

(c)	develop and commercialise in each of the Major Markets at least one Licensed Product;

(d)	ensure that (i) each Licensed Product receiving a Regulatory Authorisation that allows such Licensed Product to be sold in the United Kingdom is made available for purchase throughout the United Kingdom within [***] ([***]) months of such Regulatory Authorisation, and (ii) any Licensed Product that has received a United Kingdom-specific Regulatory Authorisation in respect of an Oncology Indication is made available following First Commercial Sale throughout the United Kingdom at an Affordable price; and

(e)	develop [***] ([***]) Licensed Product in at least [***] ([***]) Oncology Indication.

6.2.	Centry shall:

(a)	provide CPF with a Progress Report at least once every [***]months ([***]) months;

(b)	promptly respond to any reasonable queries that CPF may have following receipt of a Progress Report and/or updated Development Plan;

(c)	at CPF’s request, meet, once per Year, with CRT and/or ICR in attendance alongside CPF (either in person or by teleconference if a face-to-face meeting is not practical) to discuss the content of a particular Progress Report and/or updated Development Plan;

(d)	consider in good faith any comments provided by CPF at any time concerning a Progress Report or the Development Plan;

(e)	at CPF’s request, identify and provide an explanation for any significant differences between the Development Plan and those activities actually undertaken; and

(f)	update the Development Plan and provide a copy of the same to CPF at least once every [***] ([***]) months.

6.3.	Notwithstanding Clause 6.1(e) if Centry:

(a)	reasonably believes that pursuing an Oncology Indication is likely to result in a product which would offer no substantial benefit to the patient population over existing drugs, or drugs in development, for the Oncology Indications for which the Licensed Product would be most suitable, or

(b)	wishes to develop and commercialise (or grant rights to a Third Party to develop or commercialise) a Licensed Product in an Indication other than an Oncology Indication (an “Other Indication”) (i.e concurrently or in addition to development and commercialisation of a Licensed Product in an Oncology Indication),

then in either the case of (a) or (b), Centry shall provide written notice to CPF (an “Other Indication Notice”). Where an Other Indication Notice is provided in connection with the foregoing (a), Centry shall also set out its reasons, with supporting evidence, for such belief. Subject to providing an Other Indication Notice to CPF, Centry shall not need to obtain the consent of CPF (or CRT or ICR) to pursue (or to grant rights to any Sub-Licensee to pursue) the research, development or commercialization of a Licensed Product in an Other Indication concurrently with the research, development or commercialization of Licensed Products in an Oncology Indication, provided that Centry complies with its obligations under this Agreement, including pursuant to Clauses 6.1 and 6.2, in an Oncology Indication. For clarity, where an Other Indication Notice is delivered by Centry pursuant to subclause (a) of this Clause 6.3, in connection with a decision by Centry or a Sub-Licensee to cease or scale back development and commercialization in an Oncology Indication, then Clause 6.1 and Schedule 5, Paragraph 2 (a) – (e) shall apply to such Other Indication in lieu of an Oncology Indication mutatis mutandis, and shall determine the scope of Centry’s and/or such Sub-Licensee’s obligations, as applicable, with respect to the development and commercialisation of Licensed Products in an Other Indication following such Other Indication Notice.

6.4.	If at any time during the course of the development or commercialisation of a Licensed Product, Centry fails to meet one or more of its obligations under Clauses 6.1 or 6.2 in relation to such Licensed Product for a period of six (6) months or more, save where due to the acts or omissions of CPF, then CPF shall have the right to give written notice to Centry requesting detailed written justification for such failure and Centry shall provide such detailed written justification to CPF within thirty (30) days of the date of CPF’s request. Where remedy is possible Centry shall use its Commercially Reasonable Efforts to take substantive steps to remedy such failure within sixty (60) days of the date of CPF’s request. If Centry fails to provide such justification to CPF within thirty (30) days of the date of CPF’s request and/or use its Commercially Reasonable Efforts to take substantive steps to remedy such failure within [***] ([***]) days of the date of CPF’s request, then, on notice by CPF to Centry (to be given in CPF’s sole discretion), this Agreement will terminate in respect of the relevant Licensed Product. Any dispute between the Parties as to whether a diligence failure has arisen or whether Centry has used its Commercially Reasonable Efforts to take substantive steps to remedy a diligence failure shall be resolved by the Expert.

7.	CONSIDERATION

7.1.	Centry shall pay the Signature Fee within [***] ([***]) [***] of the Effective Date.

7.2.	Milestone Payments. Upon the first occurrence of each of the events set out in Schedule 1 (each a “Milestone Event”) (or where such payment arises as the result of a “Missed Event” pursuant to Clause 7.3) Centry shall pay to CPF the relevant payment set out in Schedule 1 (each a “Milestone Payment”). Milestone Payments shall become due when the associated Milestone Event is reached by the first Licensed Product. (for the avoidance of doubt no Milestone Payments would be payable in relation to further Licensed Products).

7.3.	Milestone Payment Adjustments. The following adjustments shall apply to Milestone Payments pursuant to Clause 7.2:

(a)	Missed Event. Should any of the Milestone Events (A) to (E) occur at a time where a prior Milestone Event has not yet occurred all prior Milestone Events will be deemed to have occurred and the related Milestone Payments will become payable. By way of example, should the Milestone Event (B) (Declaration of the recommended Phase II Trial or Phase Ib Trial expansion cohort dose) occur prior to Milestone Event (A) (Dosing of the third patient in the first Phase I Trial for a Licensed Product) the Milestone Payment due upon occurrence of Milestone Event (A) of $[***] shall be due in addition to the Milestone Payment due upon occurrence of Milestone Event (B) of $[***].

(b)	Phase I or II Trial. In the event that a Phase I Trial or Phase II Trial is not initially designated as a registration study but such Phase I Trial or Phase II Trial is later designated as such or serves as a basis for an NDA or equivalent submission in any Major Market then to the extent not already settled Milestone Event (D) (Dosing of the first patient in the first Phase II Trial or Phase III Trial designated as a Registration Study for a Licensed Product) shall be deemed to have occurred on the date that such study was first designated as such.

(c)	Marketing Approval Milestones. Milestone Events (F) to (N) are each a “Marketing Approval Milestone” and together the “Marketing Approval Milestones”. Should Centry apply for and receive a tumour or indication agnostic approval (a “Pan Approval”) from either the FDA and or the EC then such approval will trigger the next two Marketing Approval Milestones (inclusive of the Marketing Approval Milestone that would have been reached if the approval was not a Pan Approval) in the relevant Territory. By way of example, if the first marketing approval in the USA is for a specific indication and the second marketing approval is a Pan Approval then the Milestone Payment of $[***] shall be due upon the occurrence of Milestone Event (F) and upon Pan Approval the Milestone Payment of $[***] due upon the occurrence of Milestone Event (G) and the Milestone Payment of $[***] due upon the occurrence of Milestone Event (H) shall both be due.

(d)	AS Milestones. If, within [***] of the date of grant of a Pan Approval in the USA or the EU, fewer than [***] Marketing Approval Milestones have been paid for such territory then:

(i)	A number of subsequent Marketing Approval Milestones that occur on the third, and fourth indications in such territory (in the case of the USA, Milestone Events H, and I, and in the case of the EU, Milestone Events, L, and M) will be redesignated as additional sales milestones (“AS Milestones”).

(ii)	The number of Marketing Approval Milestones redesignated pursuant to Clause 7.3(d)(i) as AS Milestones shall equal [***] ([***]) minus the number of Marketing Approval Milestones already paid. By way of example, should a Pan Approval be granted in the USA and [***] years following the date of such Pan Approval only Milestone Events F and G have been paid [***] ([***]) Marketing Approval Milestones shall be redesignated as AS Milestones.

(iii)	[***] percent ([***]%) of the aggregate value of the AS Milestones shall be payable on the achievement of Milestone Event (P) and [***] percent ([***]%) of the aggregate value of the AS Milestones shall be payable on the achievement of Milestone Event (Q). Should Milestone Event (P) or Milestone Event (Q) already have occurred, then the associated percentage of the aggregate value of the AS Milestones shall become immediately due and payable on the third anniversary of the date of the Pan Approval.

7.4.	Sales Milestone Payments. Upon the first occurrence of each of the events set out in Schedule 2 (each a “Sales Milestone Event”) Centry shall pay to CPF the relevant payment set out in Schedule 2 (a “Sales Milestone Payment”). Sales Milestone Payments are each only payable on one occasion and are based on Net Sales of all Licensed Products.

7.5.	Royalties. Centry shall pay to CPF the royalties on Net Sales as set out in Schedule 3 on a Licensed Product by Licensed Product, and country by country basis until the later of:

(a)	the date when the Licensed Product is no longer within the scope of a Valid Claim of a Licensed Patent in the country of sale or manufacture; or

(b)	the expiry of any Extended Exclusivity Period in the relevant country,

By way of example, should Net Sales equal $[***] in a Calendar Year, the royalties would be calculated as follows:

[***]% x $[***] = $[***]

[***]% x $[***] = $[***]

[***]% x $[***] = $[***]

Total = $[***]

7.6.	Generic Reduction. If a Generic Product for a Licensed Product is being sold in such country, the royalties payable by Centry in respect of that country and that Licensed Product shall, subject to Clause 7.8, be reduced by (i) [***] percent ([***]%) from the first full Calendar Quarter after the date on which Level 1 Generic Competition first exists in such country, and (ii) [***] percent ([***]%) from the first full Calendar Quarter after the date on which Level 2 Generic Competition first exists in such country, but only for so long as the applicable (Level 1 or Level 2) Generic Product is being sold in such country.

7.7.	If Centry reasonably determines, upon the written advice of intellectual property counsel of at least 15 years’ experience in pharmaceutical patents, that a license to patent rights from a Third Party covering the composition of matter or method of use of a Licensed Compound is necessary for Centry to develop, manufacture and/or commercialize such Licensed Compound, Centry may, subject to Clause 7.8, obtain such a Third Party license and deduct from any royalties due hereunder an amount equal to [***] percent ([***]%) of any royalties paid by Centry to such Third Party.

7.8.	Notwithstanding the provisions of Clauses 7.6 and 7.7 in no event may the royalties payable to CPF be reduced to less than [***] percent ([***]%), provided always that Centry may carry forward and offset against future royalty payments, any amounts not able to be deducted or offset as a result of the application of this Clause 7.8.

7.9.	Within [***] ([***]) days after the end of each Quarter during the Term of the Agreement following the First Commercial Sale of a Licensed Product, Centry shall furnish to CPF a quarterly written report showing in reasonably specific detail:

(a)	The calculation of Net Sales during such Quarter;

(b)	the calculation of royalties, if any, that have accrued based upon such Net Sales,

(c)	the withholding taxes, if any, required by law to be deducted with respect to such sales; and

(d)	the exchange rates, if any, used in determining the amount of United States dollars.

8.	RESEARCH SUPPORT

8.1.	Centry shall support a programme of research work to be carried out principally at the ICR (the “Research Programme”). Centry shall negotiate the specifics of such Research Programme, with a target budget of US$[***] in good faith with the ICR within a reasonable period following the Effective Date. The Parties shared intention is that the Research Programme will be focused on the mechanism of action of CCT361814 and the identification of patient selection biomarkers. Execution of the Research Programme will be overseen by the JDC.

9.	PAYMENT

9.1.	All payments due to CPF under this Agreement shall be made in United States Dollars (USD) in cleared funds to the following bank account or such other account as CPF may notify Centry from time to time:

Account name: [***]

Account number: [***]

Sort code: [***]

IBAN: [***]

9.2.	Where Licensed Products are sold in a currency other than United States Dollars (USD) the rate of exchange to be used for converting such other currency into United States Dollars (USD) shall be the relevant average of the exchange rate (local currency per USD$1) published in the Wall Street Journal, under the heading “Currency Trading”, on the first Business Day on which the royalty is received in cleared funds by Centry.

9.3.	All costs of transmission and currency conversion shall be borne by Centry.

9.4.	Taxes:

(a)	All payments under this Agreement are exclusive of Taxes howsoever arising. The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with indirect Tax requirements.

(b)	All payments hereunder will be made net of any applicable withholding or similar Taxes and the payor may withhold any such withholding or similar Taxes from payments made hereunder. The payor will provide the payee with official receipts issued by the appropriate taxing authority or other evidence as is reasonably requested by the payee to establish that such Taxes have been paid. If, after any payment has been made, it is determined by the appropriate taxing authorities that additional withholding Taxes are due with respect to such payment, the payee will directly pay such amounts or reimburse the payor for any payment that the payor makes. For purposes of this Agreement, “Taxes” shall mean and include without limitation (i) taxes on gross or net income, profits and gains; and (ii) all other taxes, levies, charges and withholdings of any nature, including any excise, property, value added, sales, use, consumption, occupation, transfer, franchise and payroll taxes and all customs, duties and other governmental impositions whatsoever which such party may be or become bound to pay to any governmental entity, together with all penalties, charges and interest relating to the foregoing. The Parties shall cooperate in accordance with applicable laws to minimize Taxes in connection with this Agreement. Each Party agrees to provide reasonable assistance to the other Party with respect to any claim of refund or exemption from Taxes under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Clause 9.4(b) are reduced in amount to the fullest extent permitted by applicable laws. Any and all expenses incurred by a Party in providing such assistance shall be fully reimbursed by the other Party.

(c)	Notwithstanding the foregoing, if Centry redomiciles, or if its assignee pursuant to Clause 20 is domiciled at the time of such assignment, or subsequently redomiciles to a jurisdiction outside the United States (other than the United Kingdom) and, if as a result of such action, Centry (or its assignee pursuant to Clause 20) is required by applicable law to withhold Taxes in respect of any amount payable under this Agreement, and such withholding Taxes exceed the amount of withholding Taxes that would have been applicable if such action had not occurred, then any such amount payable shall be increased to take into account such increased withholding Taxes as may be necessary so that, after making all required withholdings CPF (or its assignee pursuant to Clause 20) receives an amount equal to the sum it would have received had no such increased withholding been made; provided, however, Centry will have no obligation to pay any additional amount under Clause 9.4(b) or this Clause 9.4(c) to the extent that such increased withholding Tax would not have been imposed but for (A) the assignment by CPF pursuant to Clause 20 of its rights under this Agreement, the assignment or transfer of any interest in CPF by its direct and indirect owners, or any redomiciliation of CPF (including CPF’s direct and indirect owners), or (B) the failure by CPF (including its direct and indirect owners) to comply with the requirements of Clause 9.4(d).

(d)	Each Party shall provide a properly completed and duly executed IRS Form W-9 to the other Party in accordance with Clause 9.4(c). Each Party, including but not limited to the direct or indirect owners of CPF, and any other direct or indirect recipient of payments under this Agreement shall provide to the other Party, within [***] ([***]) [***] following the Effective Date and at such other time or times as reasonably requested by such other Party or as required by applicable laws, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for Taxes.

9.5.	Within [***] ([***]) days after the end of each Quarter, Centry shall send to CPF a written statement detailing in respect of that Quarter (including a nil report if appropriate):

(a)	any Milestone Event achieved by it or any Sub-Licensee and any Milestone Payment which became due to CPF;

(b)	the quantity of Licensed Product sold or otherwise disposed of by Centry or any Sub-Licensees in the Territory;

(c)	the Net Sales in respect of each such type of Licensed Product in each country of the Territory;

(d)	the aggregate Net Sales in respect of that Quarter for Licensed Product;

(e)	the type and value of deductions made in the calculation of Net Sales by type of Licensed Product and country;

(f)	subject to Clause 9.2, any currency conversions, showing the rates used;

(g)	any further information necessary for the calculation of Net Sales of Licensed Products and/or the royalties due to CPF; and

(h)	the amount of the royalties due to CPF in respect of that Quarter.

9.6.	Where CPF does not receive payment of any sums properly due and payable to it under this Agreement within the relevant period, interest shall accrue on such sum at the rate equivalent to an annual rate of [***] percent ([***]%) over the then current base rate of the Bank of England, calculated on a daily basis, without prejudice to the payee’s right to receive payment within the relevant period.

9.7.	Centry shall notify CPF in writing within [***] ([***]) days of the occurrence of any Milestone Event.

10.	ACCOUNTS

10.1.	Centry shall:

(a)	keep and notwithstanding the expiry or termination of this Agreement, maintain and shall use its Commercially Reasonable Efforts to procure that each Sub-Licensee keeps and maintains, for at least [***] ([***]) [***], true and accurate accounts and records (including any underlying documents supporting such accounts and records) in sufficient detail to enable the amount of all sums payable under this Agreement to be determined; and

(b)	during the Term and thereafter until the period of [***] ([***]) [***] relevant to the accounts and records has expired, no more frequently than once a [***], at the reasonable request of CPF and at the expense of CPF from time to time, permit or procure permission for a qualified accountant nominated by CPF, and reasonably acceptable to Centry, to inspect and audit those accounts and records and, to the extent that they relate to the calculation of those sums, to take copies of them.

10.2.	If, following any inspection pursuant to Clause 10.1(b), and in the absence of manifest error, CPF’s nominated accountant certifies that the payments in respect of any Quarter or Year fall short of the sums which were properly payable in respect of that Quarter or Year under this Agreement, CPF shall send a copy of the certificate to Centry and Centry shall, within seven (7) days of the date of receipt of the certificate, pay the shortfall to CPF, and if the shortfall exceeds [***] per cent ([***]%) of the sum properly payable, Centry shall also reimburse to CPF its costs and expenses in making the inspection (for the avoidance of doubt including any fees charged by the nominated accountant).

10.3.	CPF shall cause its accounting firm to retain all financial information subject to review under this Clause 10 in strict confidence; provided, however, that Centry shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Centry regarding such financial information. The accounting firm shall disclose to CPF only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. CPF shall treat all such financial information as Centry’s Confidential Information.

10.4.	If, within seven (7) days of the date of receipt by Centry of any certificate produced pursuant to Clause 10.2, Centry notifies CPF in writing that it disputes the certificate, the dispute shall be referred for resolution by the Expert in accordance with Clause 31.

11.	INTELLECTUAL PROPERTY MANAGEMENT

11.1.	All Patent Costs incurred after the Effective Date shall be met solely by Centry.

11.2.	The ownership of the Licensed Intellectual Property shall, at all times, remain vested solely in CRT, ICR and/or CPF as applicable.

11.3.	Subject to Clauses 11.4, 11.5, 11.6 and 11.7 Centry shall be responsible for filing, prosecuting, and maintaining the Licensed Patents in CRT, ICR or CPF’s sole name and will use its Commercially Reasonable Efforts to maximise the duration and scope of the Licensed Patents in the Target Patent Countries.

11.4.	Notwithstanding anything to the contrary in this Agreement, until Centry has satisfied the Financing Commitment CPF shall have the final decision making authority relating to the filing strategy for the Licensed Patents, as further set out in Clause 4.4.

11.5.	Centry shall discuss the filing strategy for the Licensed Patents with CPF and shall take into consideration all comments received from CPF in respect of such strategy. If Centry elects not to file a Patent application, in any Target Patent Country, Centry shall promptly notify CPF of such decision and CPF shall have the right (but not the obligation) to file such an application and may transfer this right to CRT in its sole discretion. If CPF elects to exercise such right by notice in writing to Centry, CPF shall thereafter be solely responsible for the expense of filing, prosecuting and maintaining the corresponding Patent, which shall be excluded from the definition of Licensed Patents and the license granted under Clause 5.

11.6.	Centry shall keep CPF reasonably informed in writing as to the prosecution and/or maintenance status of the Licensed Patents and shall promptly provide CPF with a copy of all submissions made to or responses received from the relevant Patent offices and all correspondence to and responses received from the relevant Patent agent in relation to the Licensed Patents in each applicable country of the Territory. Centry shall use Commercially Reasonable Efforts to notify CPF at least [***] ([***]) [***] prior to any restriction of scope of any of the Licensed Patents.

11.7.	If Centry elects not to prosecute and/or maintain any part of the Licensed Patents in any Target Patent Country, Centry shall notify CPF in writing at least [***] ([***]) [***] prior to the expiration of any applicable time bars. During the aforementioned [***] ([***]) [***] notice period, Centry shall continue to prosecute and maintain the Licensed Patents in question. On the expiry of such notice period:

(a)	the licence granted pursuant to Clause 5.1 shall terminate in respect of the Licensed Patents identified in such notice;

(b)	Centry shall, at CPF’s request, promptly transfer to CPF any and all documents and information in Centry’s control relating to such Licensed Patents; and

(c)	CPF shall be free to prosecute or abandon such Licensed Patents at its sole discretion and to grant rights thereunder to any person without further reference to Centry.

11.8.	Each Party will promptly notify the other Parties in writing as soon as it becomes aware of any infringement or suspected infringement by a Third Party of any of the Licensed Patents or any unauthorised use of the Licensed Know How or the Licensed Materials.

11.9.	Provided Centry has a licence under this Agreement in relation to the relevant Licensed Patent and country (and where local law permits), within such country Centry may:

(a)	at its own cost and subject to Clause 11.10, bring proceedings in its own name or, if required by law, jointly with CPF, for infringement of the Licensed Patents in the Field; and

(b)	in any such proceedings settle any claim for infringement of the Licensed Patents in the Field, provided it obtains the prior written consent of CPF, where any such settlement would result in a restriction to the scope of such Licensed Patent.

11.10.	Any damages, profits, and awards of whatever nature recovered by Centry for such infringement shall be treated as Net Sales subject to a deduction for Centry’s external legal expenses insofar as these are not recovered from a Third Party provided always, where damages are also awarded to CPF to the extent that this would otherwise result in a double receipt by CPF of royalties Centry shall be entitled to deduct any such duplicated payment from any royalties payable to CPF. In any such proceedings, CPF shall, at Centry’s cost, promptly provide Centry with all documents and assistance as Centry may reasonably require. Centry shall promptly provide CPF with notice of such proceedings and keep CPF regularly informed of progress and promptly provide CPF with such information as CPF may require including copies of all documents filed at court in the proceedings. If CPF are joined to proceedings pursuant to this Clause 11.10 or otherwise, Centry shall indemnify and hold harmless the CPF Indemnified Parties and the inventors named in any Licensed Patents (the “CPF Indemnitees”) from and against any and all claims, demands, losses, causes of action, damages and expenses (including without limitation, legal fees) arising from or in connection with such proceedings. If Centry does not exercise its right to bring proceedings pursuant to Clause 11.9 within [***] ([***]) [***] of written request to bring proceedings from CPF, then CPF shall be entitled, but not obliged to bring such proceedings at its own cost. If necessary, including to recover damages, subject to Centry’s consent (such consent not to be unreasonably withheld or delayed it being agreed that the lack of indemnity protection for Centry would be reasonable grounds to refuse consent) CPF may require Centry to join in such proceedings. In any such proceedings the Parties not bringing the proceedings (“Inactive Parties”) shall promptly provide the Party bringing proceedings (“Active Party”) with all documents and assistance as the Active Party may reasonably require and the Active Party shall promptly provide the Inactive Parties with notice of such proceedings.

11.11.	The Parties shall, at the request of any of them and at the expense of the requesting Party but for no further consideration, enter into such confirmatory Patent licences relating to the Licensed Patents, substantially in the form set out in Schedule 7, as may be necessary or desirable in accordance with the relevant law and practice in each country in the Territory for registration at the relevant patent offices so that this Agreement need not be registered or recorded unless the Parties are required to do so by law. If there are any inconsistencies between the terms of any such confirmatory Patent licence and the provisions of this Agreement, this Agreement shall prevail.

11.12.	With respect to each Licensed Product, Centry shall, at the time of receipt of the relevant Regulatory Authorisation, or such other time as appropriate, apply for a Supplementary Protection Certificate, Patent term extension and/or any other exclusivity in respect of such Licensed Product. At Centry’s reasonable request and sole cost, CPF will provide reasonable assistance to Centry in connection with any such applications.

12.	WARRANTY

12.1.	Each Party acknowledges that, in entering into this Agreement, it does not do so in reliance on any warranty or other provision except as expressly provided in this Agreement, and all conditions, warranties, terms and undertakings implied by statute, common law or otherwise are excluded from this Agreement to the fullest extent permissible by law.

12.2.	Each Party warrants to the other Party that it has the power and authority and the legal right to enter into this Agreement to which it is a Party and to perform its obligations hereunder and has taken all necessary action on its part required to authorise the execution and delivery of this Agreement to which it is a Party. This Agreement has been duly executed and delivered on behalf of such Party and in the case of CPF execution on its behalf by the General Partner constitutes a legal, valid and binding execution and is enforceable against it in accordance with its terms.

12.3.	CPF warrants that: (i) the Data Room includes a complete list or description of all information in CPF’s possession that CPF believes to be material to the manufacture, use, or composition of CCT361814 and (ii) the Upstream Agreement: (a) has not been amended as of the Effective Date other than as disclosed in the Data Room, (b) is in full force and effect, (c) has not been materially breached by CPF or, to CPF’s knowledge, by any other party thereto and (d) no party thereto has waived any of its materials rights thereunder.

12.4.	CPF covenants that (i) CPF shall not, without the prior written consent of Centry, waive its rights under or agree to any amendment of the Upstream Agreement if such waiver or amendment would prejudice or impair any rights granted to Centry hereunder, including the scope of any rights granted herein to the Licensed Intellectual Property and (ii) if any party to the Upstream Agreement provides notice to any other party of a breach of the Upstream Agreement, that CPF will provide written notice thereof to Centry within ten (10) Business Days and shall provide Centry, on an ongoing basis, with such additional information in connection therewith as Centry may reasonably request.

12.5.	Except as expressly set forth herein, CPF does not give any warranty, representation or undertaking in relation to the Licensed Intellectual Property, including any warranty, representation or undertaking:

(a)	as to the efficacy, usefulness, completeness or accuracy of the Licensed Intellectual Property; or

(b)	that any of the Licensed Patents is or will be valid or that any of the applications within the Licensed Patents will proceed to grant; or

(c)	that the use of any Licensed Intellectual Property, including without limitation any invention claimed in a Licensed Patent, or the exercise of any rights granted under this Agreement will not infringe the intellectual property or other rights of any other person.

13.	INDEMNITY

13.1.	Centry shall indemnify, defend and hold harmless CPF Indemnified Parties from and against any and all Third Party claims, demands, losses, damages, costs and expenses (including, without limitation, legal fees) (together “Losses”) to which any CPF Indemnified Party may become subject as a result of any claim, demand, action, suit, investigation, or other proceeding by any Third Party (each a “Third Party Claim”) arising from or in connection with (a) the exercise by Centry or a Sub-Licensee of the rights granted in Clause 5.1 or the actions of Centry, or a Sub-Licensee in relation to a Licensed Product; (b) the negligence or wilful misconduct of Centry or any of its Affiliates, licensees or subcontractors, (c) the performance by or on behalf of Centry or any of its Affiliates, or Third Party Service Providers of Centry’s obligations under this Agreement, or (d) the breach by Centry of any warranty, representation, covenant, or agreement made by Centry under this Agreement; except, in each case, to the extent such losses result from any act or omission of any CPF Indemnitee for which CPF is obligated to indemnify under Section 13.2.

13.2.	CPF shall indemnify, defend and hold harmless Centry, and its Affiliates, its Sub-Licensees and its and their respective directors, officers, employees, and agents (each, a “Centry Indemnified Party”) from and against any and all Losses to which any Centry Indemnified Party may become subject as a result of any Third Party Claim to the extent such Losses arise from or in connection with (a) the negligence or wilful misconduct of CPF or any of its Affiliates, licensees or subcontractors, (b) the performance by or on behalf of CPF or any of its Affiliates, or Third Party Service Providers of CPF’s obligations under this Agreement, or (c) the breach by CPF of any warranty, representation, covenant, or agreement made by CPF under this Agreement; except, in each case, to the extent such losses result from any act or omission of any Centry Indemnified Party for which Centry is obligated to indemnify under Section 13.1.

13.3.	Promptly after receipt by CPF of any claim or alleged claim or notice of the commencement of any action, administrative or legal proceeding, or investigation to which the indemnity provided for in this Clause 13 may apply, CPF shall give written notice to Centry of such fact and Centry shall have the option to assume the defence thereof by election in writing within [***] ([***]) [***] of receipt of CPF’s notice. If Centry fails to make such election, a CPF Indemnified Party may assume such defence and Centry will be liable for the legal and other expenses consequently incurred in connection with such defence.

13.4.	The Parties will co-operate in good faith in the conduct of any defence, will provide such reasonable assistance as may be required to enable any claim to be defended properly and the Party with conduct of the action shall promptly provide to the other Party copies of all correspondence and documents and notice in writing of the substance of all oral communications relating to such action.

13.5.	Prior to commencing any proceedings under this Clause 13, upon the request of CPF, Centry shall (or shall procure that its Sub-Licensee shall) enter into a separate agreement with CPF (or at CPF’s request, with any other CPF Indemnified Parties) pursuant to which Centry (or the Sub-Licensee if applicable) shall indemnify the CPF Indemnitees in respect of any and all potential Third Party claims, demands, losses, damages, costs and expenses (including, without limitation, legal fees) which might arise directly or indirectly as a consequence of such proceedings being concluded successfully or unsuccessfully (including without limitation any anti-trust proceedings commenced by a Third Party (for example, alleging that the price of any Licensed Product has been kept artificially high through the maintenance of Patents which are invalid and/or unenforceable for any reason)).

13.6.	Should Centry assume conduct of the defence:

(a)	Any CPF Indemnified Party may retain separate legal advisers, at its sole cost and expense;

(b)	Centry will not, except with the written consent of such CPF Indemnified Party, such consent not to be unreasonably withheld, delayed or conditioned, consent to the entry of any judgment or enter into any settlement provided always, that if the CPF Indemnified Parties shall not consent to such entry of judgment or settlement, and such judgment or settlement does not involve an admission of liability on the part of any CPF Indemnified Party then the amount which the CPF Indemnified Parties shall be entitled to recover from Centry pursuant to this Clause 13 shall be limited to the amount that they would have received if the action would otherwise have been settled; and

13.7.	No CPF Indemnified Party shall admit liability in respect of, or compromise or settle any such action without the prior written consent of Centry, such consent not to be unreasonably withheld, conditioned or delayed.

14.	INSURANCE

14.1.	Centry shall put in place and maintain, during the Term and for at least [***] ([***]) [***] following the Term, comprehensive product liability insurance and general commercial liability insurance through a reputable insurance company. Such insurance shall be at Centry’s own cost and expense.

14.2.	At CPF’s request, Centry shall provide CPF with a certificate evidencing the coverage required pursuant to Clause 14.1 and the noting of CPF’s interest in such insurance.

15.	LIMITATION OF LIABILITY

15.1.	Subject to Clause 15.3 neither Party, nor its Affiliates, nor any of their respective directors, officers, employees, or agents shall have any liability of any type (including contractual or tortious liability) arising out of or in connection with this Agreement in respect of:

(a)	any consequential or indirect loss; and/or

(b)	any loss of goodwill, opportunity, profit or contract, in either case even if advised in advance of the possibility of such losses.

15.2.	Subject to Clause 15.3 CPF’s liability to Centry including for its breach of this Agreement, CPF’s negligence, or arising in any other way out of or in connection with this Agreement shall not exceed [***] USD ($[***]) in aggregate.

15.3.	Nothing in this Agreement shall limit or exclude either Party’s liability (or that of their respective Affiliates or sub-licensees) for:

(a)	Death or personal injury caused by its negligence;

(b)	fraud or fraudulent misrepresentation; or

(c)	any other liability which cannot be limited or excluded under Applicable Law.

16.	CONFIDENTIALITY

16.1.	Each Party (the “Receiving Party”) undertakes with each other Party (the “Disclosing Party”) that it shall keep, and it shall procure that its respective directors, partners, officers, employees and agents (collectively, “Representatives”) shall keep, secret and confidential all Confidential Information of the Disclosing Party and shall not publish or disclose the same or any part of the same to any person whatsoever for [***] ([***]) [***] from the date of receipt other than:

(a)	in the case of Centry to: (i) Sub-Licensees and Third Party Service Providers, subject to compliance with Clauses 5.3, 5.5 and 20 respectively; (ii) investors in Centry pursuant to its obligations under applicable laws and regulations (in particular but without limitation those of the Financial Conduct Authority); (iii) Competent Authorities in the Territory as necessary in communications relating to the Licensed Products; (iv) potential Sub-Licensees and potential Third Party Service Providers; and (v) ICR, provided that any such persons have agreed to be bound by a legal obligation of confidentiality no less restrictive than that set forth in this Clause 16;

(b)	in the case of CPF (a) to ICR, CRUK and CRT, (b) to CPF’s potential or actual investment bankers, acquirers, lenders, investors or collaborators, and (c) legal advisors of any of the foregoing in (a) and (b), provided that any such persons have agreed to be bound by a legal obligation of confidentiality similar to those set forth in this Clause 13.

(c)	in the case of each Party, to its Representatives directly or indirectly concerned in the exercise of the rights granted under this Agreement.

16.2.	Each Party shall ensure that each of its Representatives to whom any Confidential Information is disclosed shall previously have been informed of the confidential nature of the Confidential Information and shall have agreed to be bound by a legal obligation of confidentiality no less restrictive than that set forth in this Clause 16.

16.3.	The provisions of Clauses 16.1 and 16.2 shall not apply to Confidential Information which:

(a)	the Receiving Party can demonstrate by reference to written records to have been in its possession (other than under an obligation of confidence to the Disclosing Party or to a Third Party) at the date of receipt;

(b)	the Receiving Party can demonstrate by reference to written records that it received from a Third Party without obligation of confidence to the Disclosing Party after receipt from the Disclosing Party;

(c)	enters the public domain otherwise than through a breach of any obligation of confidentiality owed to the Disclosing Party; or

(d)	the Receiving Party can prove it has independently developed without direct or indirect access to any of the Disclosing Party’s Confidential Information.

16.4.	The Receiving Party may disclose Confidential Information to the extent that such disclosure is:

(a)	necessarily required of the Receiving Party by order of a Competent Authority or otherwise by applicable law; provided, that the Receiving Party shall, to the extent practicable in the time available and where legally permissible, first have given notice to the Disclosing Party and shall provide such assistance to the Disclosing Party as it may reasonably require in order for it to make an application to quash any such order or obtain a protective order requiring that the Confidential Information the subject of such order be held in confidence by such Competent Authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such order shall be limited to that information that is legally required to be disclosed in response to such order;

(b)	made by the Receiving Party to a patent authority as may be necessary or useful for the purposes of obtaining or enforcing a Licensed Patent (consistent with the terms and conditions of Clauses 11.3 and 11.9), provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

(c)	required with regard to the disclosure requirements of a national securities exchange or other stock market or of a related regulatory body on which the Receiving Party’s securities are or are proposed to be traded, provided it has used reasonable endeavours in the time available to provide notice to the Disclosing Party of the terms of any such disclosure beforehand.

16.5.	The Receiving Party agrees that the disclosure of the Disclosing Party’s Confidential Information without the express written consent of the Disclosing Party may cause irreparable harm to the Disclosing Party, and that any breach or threatened breach of this Agreement by the Receiving Party may entitle the Disclosing Party to injunctive relief, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

16.6.	The provisions of this Clause 16 shall remain in force for a period of [***] ([***]) [***] from the expiry or termination of this Agreement.

17.	TERM AND TERMINATION

17.1.	This Agreement will become effective on the Effective Date. Subject to the provisions of this Clause 17.1 it will remain effective in each country of the Territory until the expiry of the obligation upon Centry to pay royalties in relation to that country pursuant to this Agreement.

17.2.	CPF shall have the right to terminate this Agreement on [***] ([***]) [***] written notice in the event that Centry has not, demonstrated to CPF’s reasonable satisfaction within eighteen months of the Effective Date:

(a)	Received, in addition to the amount referred to in Clause 3, a minimum amount of [***] dollars (USD $[***]) in financing to be used to fund Centry’s operations and otherwise to support Centry’s performance of its obligations pursuant to this Agreement; provided that, if Centry has secured a minimum of [***] dollars (US$[***]) but such amounts are to be received in tranches (or are otherwise subject to conditions or the passage of time prior to receipt), then Centry shall summarise the amounts, tranching and conditions related thereto in writing and provide the same to CPF (the “Written Notice”) and thereafter CPF shall in its absolute discretion decide whether to waive its rights under this Clause 17.2 within fifteen (15) Business Days of receipt of the Written Notice; and

(b)	provide evidence of obtaining such financing to CPF’s reasonable satisfaction;

(a) and (b) together the “Financing Commitment”.

17.3.	Without prejudice to any other rights of the Parties, this Agreement may be terminated by notice in writing:

(a)	by either Party if the other Party is in material breach of any of its obligations under this Agreement and in the case of a remediable breach fails to remedy the breach within ninety (90) Business Days of written notice containing full particulars of the breach and requiring it to be remedied;

(b)	by either Party if a voluntary arrangement is proposed or approved or an administration order is made, or a receiver or administrative receiver is appointed of any of the other Party’s assets or undertakings or a winding-up resolution or petition is passed (otherwise than for the purpose of solvent reconstruction or amalgamation, in particular with respect to any reorganisation of the structure of the relevant Party) or if any circumstances arise which entitle a court or a creditor to appoint a receiver, administrative receiver or administrator or make a winding-up order or similar or equivalent action is taken against or by the relevant Party by reason of its insolvency or in consequence of debt;

(c)	by CPF if Centry (or any Affiliate or Sub-Licensee) challenges or seeks to challenge the validity of any of the Licensed Patents (either by making, causing to be made, or assisting with respect to a filing in any patent office or court), and Centry shall forthwith in writing notify CPF of any decision to challenge the Licensed Patents which it makes or of which it becomes aware;

(d)	by CPF in the event of a change of Control of Centry where the new Controlling party is a Tobacco Party;

(e)	in accordance with Clause 19.2 or

(f)	in accordance with Clause 6.4.

18.	EFFECTS OF TERMINATION

18.1.	Upon the termination of this Agreement for any reason:

(a)	payment of royalties and all other sums due to CPF shall become payable to CPF immediately upon notice of termination of this Agreement;

(b)	Centry shall, within fourteen (14) days of notice of termination of this Agreement provide CPF with a final written statement detailing, in respect of the time elapsed since the last report under Clause 9.5, the matters set out in Clause 9.5;

(c)	Centry shall consent to the revocation of any confirmatory patent licence relating to the Licensed Patents granted pursuant to Clause 11.11 and the cancellation of the registration of any such licence in any register;

(d)	Centry shall promptly transfer to CPF (or any person nominated by CPF) any and all documents and information in Centry’s Control relating to the Licensed Patents and CPF shall assume responsibility for the prosecution and maintenance of the same;

(e)	the licences granted to Centry pursuant to Clause 5 shall terminate forthwith and Centry shall (and unless a licence is granted directly to the Sub-Licensee shall procure that its Sub-Licensees shall) immediately cease to exploit the Licensed Intellectual Property in any way, either directly or indirectly;

(f)	Centry shall, at the request and option of CPF, return or destroy the Licensed Know How and the Licensed Materials in its possession or control; and

(g)	in the event that Centry has signed a sub-licence, such sub-licence shall terminate and (in accordance with Clause 5.5(d)) CPF shall immediately grant to the affected Sub-Licensee a sub-licence on materially the same terms as those set- out in this Agreement and in particular this shall not result in CPF taking on any more onerous obligations than it is under pursuant to this Agreement.

18.2.	Upon termination of this Agreement pursuant to Clause 17.2:

(a)	Centry shall at its cost and at CPF’s request, transfer to CPF (or its nominee) as soon as practicable any Regulatory Authorisations, Price Approvals and other permits and applications relating to Licensed Products; and cancel, and consent to the cancellation by CPF, of the registration of this Licence Agreement with any national Patent registry or other relevant Competent Authority; and

(b)	should CPF grant a licence to a Third Party to the Licensed Intellectual Property and/or the Arising Intellectual Property to further develop Licensed Compounds (a “Re-Partnering Licence”) CPF shall pay to Centry [***]% of any milestone payments received under such Re-Partnering Licence, capped at [***]% of the costs invested by Centry in the course of its obligations pursuant to the Development Plan, for the avoidance of doubt such costs excluding any fees or payments made by Centry to CPF pursuant to this Agreement.

18.3.	Except where this Agreement is subject to termination by Centry pursuant to Clause 17.3(a), in the event that CPF desires to proceed with the development and/or exploitation of any Licensed Products:

(a)	Centry shall, at CPF’s cost, within [***] ([***]) days of the date of termination of this Agreement disclose to CPF (or its nominee) all Arising Intellectual Property, and transfer any documents and information within Centry’s control relating to the filing and prosecution of any Patents comprised in Arising Intellectual Property;

(b)	Centry shall assign to CPF all Owned Arising Intellectual Property;

(c)	Centry hereby grants to CPF as the case may be a royalty-free and fully paid-up (subject to Clause 18.3(e)), perpetual, irrevocable, sub-licensable, worldwide licence under the Other Arising Intellectual Property to research, develop, make, have made, market, use and sell Licensed Products. Such licence shall be exclusive in respect of any Other Arising Intellectual Property that relates solely to Licensed Products (“Exclusive Other Arising Intellectual Property”) and otherwise non-exclusive;

(d)	CPF shall be solely responsible for the prosecution and maintenance of all Patents comprised within Exclusive Other Arising Intellectual Property (at CPF’s sole expense);

(e)	Centry shall inform CPF of any amounts that are or shall be payable by CPF to any Third Party relating to the Other Arising Intellectual Property within [***] ([***]) days of the date of termination. CPF may refuse to take a license of any such Other Arising Intellectual Property that would create a payment obligation upon CPF in which case the relevant intellectual property rights shall be excluded from the definition of Arising Intellectual Property. If CPF does not refuse to take such a license, CPF shall be solely responsible for any amounts that have been disclosed to it and that are payable to any Third Party from which Centry licensed any intellectual property that is within the Other Arising Intellectual Property to the extent such amounts are payable in connection with CPF’s receipt or exercise of such license from Centry; and

(f)	Centry shall, at CPF’s request and cost, transfer to CPF (or its nominee) as soon as practicable any Regulatory Authorisations, Price Approvals and other permits and applications relating to Licensed Products; and cancel, and consent to the cancellation by CPF, of the registration of this Licence Agreement with any national Patent registry or other relevant Competent Authority.

18.4.	In the event that CPF does not take up the licence set out in Clause 18.2, the right to take such licence shall pass to CRT or ICR mutatis mutandis.

18.5.	Clauses 1, 2, 5.3, 10, 11.10, 13, 14, 15, 16, 18, and 21-30 inclusive as well as any other clauses which by their nature should survive, shall survive termination of this Agreement and shall be binding on the respective successors, assigns and associated companies of each Party.

19.	FORCE MAJEURE

19.1.	If a Party is unable to carry out any of its obligations under this Agreement due to Force Majeure (the “Non-Performing Party”) this Agreement shall remain in effect but the Non-Performing Party’s relevant obligations under this agreement and the relevant obligations of the other Parties (the “Innocent Parties”) under this Agreement shall be suspended for the duration of the circumstance of Force Majeure provided that:

(a)	the suspension of performance is of no greater scope than is required by the Force Majeure;

(b)	the Non-Performing Party gives the Innocent Parties prompt notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure;

(c)	the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

(d)	as soon as practicable after the event which constitutes Force Majeure the Parties shall discuss how best to continue their operations as far as possible in accordance with this Agreement.

19.2.	If the Force Majeure continues for [***] ([***]) [***] or more, the Innocent Party may give twenty (20) Business Days written notice to terminate this Agreement to the Non-Performing Party and termination shall occur if the Force Majeure is continuing at the end of that twenty (20) Business Day notice period.

20.	ASSIGNMENT AND SUB-CONTRACTING

20.1.	This Agreement shall be binding upon and inure to the benefit of the Parties, their successors, and their assigns. This Agreement shall only be assignable:

(a)	By either Party with the written consent of the other Party;

(b)	by a Party without the consent of the other Party, to any successor to all or substantially all the assets of its business to which this Agreement relates; or

(c)	pursuant to Clause 20.2.

20.2.	CPF shall have the right to assign the right to receive income pursuant to this Agreement.

20.3.	Centry may not sub-contract its obligations under this Agreement to any person other than a Third Party Service Provider. Centry shall ensure that an appropriate written agreement is put in place with each Third Party Service Provider. Upon request Centry shall provide CPF with a summary of all arrangements currently in place or being negotiated with Third Party Service Providers.

21.	NOTICES

21.1.	All notices shall be in writing and sent by hand, email, or recorded delivery and shall be deemed to be properly served (i) if sent by hand, when delivered at the relevant address; (ii) if sent by recorded delivery, three (3) Business Days after posting; (iii) if sent by email, when transmitted, provided a confirmatory copy is sent by post within twenty four (24) hours of transmission, and shall be sent to the following addresses or email address as may be amended by the relevant Party in writing:

CPF:

CRT Pioneer Fund

C/O Sixth Element Capital

4 Claridge Court

[***]

Email: [***]

For the attention of: [***]

Centry:

Centry Pharma, Inc.

1 Bridge Plaza

2nd Floor

Fort Lee

New Jersey

07024

22.	VARIATION

22.1.	No variation, modification, amendment, extension or release from any provision of this Agreement shall be effective unless it is in writing, signed by each of the Parties.

23.	ENTIRE AGREEMENT

23.1.	This Agreement, together with the mutual confidentiality agreement between CPF, Centry, and Sixth Element Capital LLP dated 21 September 2020, constitutes the entire agreement between the Parties and any Affiliate and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter. Each Party acknowledges that in entering into this Agreement it does not rely on any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each Party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

24.	FURTHER ASSURANCE

24.1.	Each Party shall do all such other acts and things, and execute and provide all such documents at the other Party’s request and cost as may be necessary or desirable to give effect to the purposes of this Agreement.

25.	NO PARTNERSHIP

25.1.	Nothing in this Agreement shall constitute, create, or be deemed to constitute a joint venture, agency, partnership or other co-operative venture between the Parties. Neither of the Parties shall have any authority to bind the other Party in any way except as provided in this Agreement.

26.	COSTS

26.1.	Each Party shall bear its own legal costs, legal fees and other expenses incurred in the negotiation, preparation, execution and implementation of this Agreement and the documentation referred to herein.

27.	WAIVER

27.1.	No relaxation, forbearance, waiver or indulgence by either Party in enforcing any of the terms or conditions of this Agreement or the granting of time by either Party to the other shall prejudice, affect or restrict the rights and powers of such Party, unless contained in a writing signed by the Party charged with such waiver. The waiver of any breach of any term or any condition of this Agreement shall not be construed as a waiver of any subsequent breach of a term or condition of the same or of a different nature.

28.	SEVERABILITY

28.1.	If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including by reason of the provisions of any legislation and/or by reason of any court or Competent Authority):

(a)	in the case of the illegality, invalidity or unenforceability of the whole of this Agreement it shall terminate only in relation to the jurisdiction in question; or

(b)	in the case of the illegality, invalidity or unenforceability of a part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect and in no circumstances shall sums paid by Centry to CRT under this Agreement be repayable.

28.2.	If in the reasonable opinion of a Party any severance under this Clause 28 materially affects the commercial basis of this Agreement, the Parties shall negotiate in good faith to modify the Agreement to preserve, to the extent possible, their original intent.

29.	EXECUTION

29.1.	This Agreement may be executed in any one or more number of counterpart agreements each of which, when executed, shall be deemed to form part of and together constitute this Agreement.

30.	ANNOUNCEMENTS, PUBLICATIONS, AND USE OF NAMES

30.1.	Save as provided in Clause 30.2 neither Party shall make, or procure or permit the making of, any press release or other public announcement (including on any website or in any company publication) in relation to this Agreement without first obtaining the written approval of the other Party to any such release or announcement, which shall not unreasonably be withheld, conditioned or delayed.

30.2.	The Parties will agree upon a press release to announce the execution of this Agreement. Any Party may make an announcement with respect to this Agreement or any ancillary matter if required by law or the regulations of any stock exchange to which it is subject, without the other Party’s consent provided it has used reasonable endeavours in the time available to consult with the other Party on the terms of any such announcement beforehand.

30.3.	Centry shall: (a) ensure that the ICR’s researchers shall be named as authors on the first publication of any Licensed Intellectual Property in accordance with customary standards of scientific attribution; and (b) acknowledge ICR’s involvement in the research and development of any Licensed Product (which, in the case of a Sub-Licensee is the subject of such sub-licence) in any academic publication, other trade publication or press release relating to that Licensed Product provided always that Centry shall have no liability to CPF if, subject to Centry having taken the steps set out in the remainder of this Clause 30.3, the Sub-Licensee does not agree to the provisions of this Clause 30.3 or subsequently breaches these provisions. In the event of a breach by a Sub-Licensee of the provisions of this Clause 30.3, and on receipt of written notice from CPF notifying Centry of such breach (which may be delivered by email), Centry hereby undertakes to notify the Sub-Licensee of such breach and to request future adherence to the terms of this Clause 30.3. No Party shall use the name or marks of any other (including CRUK), other than as provided in Clause 30.1 and 30.2 without the prior written consent of that Party which shall be at that Party’s sole discretion.

30.4.	CPF and Centry acknowledge the importance of publications to the academic standing of ICR. The Parties agree that prior to the grant of a sub-licence by Centry any publication or presentation of a Licensed Product or the results of any clinical trial shall appropriately cite the contributions of the Parties and CRUK to research. Subsequent to the grant of a sub-licence by Centry any publication or presentation at an academic conference or in an academic journal in respect of the development of a Licensed Product or the results of any clinical trial, and any marketing materials (including flyers) produced by Centry referring to Licensed Product development shall appropriately cite the contributions of the Parties, and all other relevant parties, (including ICR, CRUK and the researchers undertaking the research, using customary standards of scientific attribution. In particular, no publication at an academic conference or in an academic journal shall be made identifying the chemical structure of a Licensed Compound which does not include ICR authors without the prior written consent of ICR. Each Party shall provide the others with any publication or presentation for an academic conference or in an academic journal at least [***] ([***]) [***] prior to submission for presentation or publication so that Confidential Information of the other Parties can be deleted and Patent protection sought, if desired and applicable. If any Party notifies the other Parties within such period that it desires to file a Patent application on any inventions, then submission of such publication or presentation shall be delayed for an additional period of:

(a)	[***] ([***]) [***] to the extent that the publication or presentation contains information which describes compound structures comprised within Licensed Intellectual Property; or

(b)	[***] ([***]) [***] where the publication or presentation contains information which relates to the Licensed Intellectual Property exclusively licensed to Centry, other than compound structures;

(c)	[***] ([***]) [***] where the publication or presentation contains information which relates to Non-Compound Intellectual Property; and

(d)	no delay in the event that the publication or presentation only contains chemical structures and other materials and data which are already in the public domain,

while such Patent application is prepared and filed. If no comments are provided during the applicable review period, the Parties will be free to make such presentation or publication without further obligation to the other Party. Following approval of any publication or presentation, the publishing Party shall be free to publish the content of the publication or presentation in any other format (including on its website) without referring such (subsequent) publication or presentation to the other Parties.

31.	DISPUTE RESOLUTION AND GOVERNING LAW

31.1.	In the event that a determination of the Expert is sought under this Agreement:

(a)	the opinion of that Expert (who shall act as an expert and not as an arbitrator) shall be final and binding on the Parties;

(b)	each Party shall make written submissions to the Expert and to the other Parties within ten (10) Business Days of the Expert’s appointment;

(c)	each Party shall have ten (10) Business Days to respond to the other Parties’ submissions;

(d)	the Parties shall request that the Expert deliver his opinion within a further twenty (20) Business Days; and

(e)	the costs associated with the appointment of the Expert shall be borne in such proportions as the Expert may determine to be fair and reasonable in all the circumstances or, if no such determination is made by the Expert, by the Parties (or where the dispute involves only two Parties, by those two Parties) in equal proportions.

31.2.	It shall be a condition precedent to the commencement of any action in court or other tribunal (save an action for an interim injunction) in respect of any dispute relating to this Agreement that the Parties have sought to resolve the dispute by a Party notifying the other Parties in writing for resolution to the Executive Officers who shall meet (whether in person or via teleconference) within twenty-one (21) days of such notice to seek resolution in good faith. If the Executive Officers are unable to resolve the dispute at such meeting, any Party may pursue any remedy available to such Party at law or in equity, subject to the terms and conditions of this Agreement.

31.3.	This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the Parties agree, subject to Clauses 31.1 and 31.2, to submit to the exclusive jurisdiction of the English courts in respect of any dispute arising out of or in connection with this Agreement (except in respect of disputes under Clause 16 where jurisdiction is non-exclusive).

32.	RIGHTS OF THIRD PARTIES

32.1.	Save that CPF’s officers, employees, and agents may enforce Clauses 13.1 and 15.1 no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement. Notwithstanding this Clause 32.1, the Parties shall be entitled to amend, suspend, cancel or terminate this Agreement or any part of it in accordance with Clause 22 without the consent of any Third Party.

{Signatures Follow}

The Parties hereby execute this Agreement by their duly authorised representatives:

For CRT PIONEER FUND LP acting by CRT Pioneer GP Limited its general partner:

Signature:

Name:

Title:

For CENTRY PHARMA, INC:

Signature:

Name:

Title:

SCHEDULE 1 – DEVELOPMENTAL MILESTONES

Milestone	Event	Payment
(A)	Dosing of the third patient in the first Phase I Trial for a Licensed Product	$[***]
(B)	Declaration of the recommended Phase II Trial or Phase Ib Trial expansion cohort dose	$[***]
(C)	Dosing of the first patient in the first Phase II Trial for a Licensed Product	$[***]
(D)	Dosing of the first patient in the first Phase II Trial or Phase III Trial designated as a Registration Study for a Licensed Product	$[***]
(E)	Acceptance of the first NDA or equivalent submission for a Licensed Product in any Major Market.	$[***]
(F)	Grant of FDA marketing authorisation of a Licensed Product in a first indication	$[***]
(G)	Grant of FDA marketing authorisation of a Licensed Product in a second indication	$[***]
(H)	Grant of FDA marketing authorisation of a Licensed Product in a third indication	$[***]

(I)	Grant of FDA marketing approval of a Licensed Product in a fourth indication	$[***]
(J)	Grant of a marketing authorisation of a Licensed Product in a first indication in either the EU or UK	$[***]
(K)	Grant of a EU marketing authorisation of a Licensed Product in a second indication in either the EU or UK	$[***]
(L)	Grant of a EU marketing authorisation of a Licensed Product in a third indication in either the EU or UK	$[***]
(M)	Grant of a EU marketing authorisation of a Licensed Product in a fourth indication in either the EU or UK	$[***]
(N)	First marketing approval of a Licensed Product in Japan	$[***]

SCHEDULE 2 – SALES BASED MILESTONES

Milestone	Event	Payment
(O)	First Year in which annual Net Sales (of all Licensed Products sold) exceed $[***]	$[***]
(P)	First Year in which annual Net Sales (of all Licensed Products sold) exceed $[***]	$[***]
(Q)	First Year in which annual Net Sales (of all Licensed Products sold) exceed $[***]	$[***]
(R)	First Year in which annual Net Sales (of all Licensed Products sold) exceed $[***]	$[***]

SCHEDULE 3 – ROYALTIES

Portion of Net Sales in a Calendar Year	Royalty Percentage on such portion
Less than $[***] million	[***]%
$[***] million – $[***] million	[***]%
$[***] million – $[***] million	[***]%
Greater than $[***] million	10%

SCHEDULE 4 - DEVELOPMENT PLAN

[***]

SCHEDULE 5 – SUB-LICENCES

1.	The Sub-Licensee may only use the rights granted to it to develop treatments for Indications other than an Oncology Indication, where the Sub-Licensee reasonably believes that pursuing an Oncology Indication is likely to result in a product which would offer no substantial benefit to the patient population over existing drugs, or drugs in development, for the Oncology Indications that the Licensed Product would be most suitable for. In such circumstances the Sub-Licensee shall provide written notice to the Licensee setting out its reasons, with supporting evidence, for such belief (“Other Indication Notice”) and shall not commence using the rights so granted for an Indication other than an Oncology Indication until it has explored with the Licensee, CRT and ICR options for continuing to develop the rights granted to it for an Oncology Indication.

2.            The Sub-Licensee will use Commercially Reasonable Efforts to:

a.	Nominate a Pre-Clinical Candidate (if not already nominated);

b.	develop at least one Licensed Product suitable for use in human clinical trials;

c.	pursue Regulatory Authorisation and (where applicable) Price Approvals in each of the Major Markets for those Licensed Products in clinical development;

d.	make each Licensed Product available for purchase throughout the United Kingdom within [***] ([***]) [***] of such Licensed Product receiving a European wide Regulatory Authorisation for launch;

e.    without prejudice to the generality of the foregoing, develop and commercialise in each of the Major Markets at least one Licensed Product. In the event that a Licensed Product is launched or ready to be launched in the United Kingdom which has received a Regulatory Authorisation in respect of an Oncology Indication, the Sub-Licensee will ensure that such Licensed Product is made available throughout the United Kingdom at an Affordable price;

f.	provide Licensee with a Progress Report at least once every [***] ([***]) [***];

g.	promptly respond to any reasonable queries that Licensee may have following receipt of a Progress Report;

h.	at Licensee’s request, meet, [***], with Licensee (either in person or by teleconference if a face-to-face meeting is not practical) to discuss the content of a particular Progress Report; and

i.	provide Licensee with a development plan and update the development plan and provide a copy of the same to Licensee at least once every [***] ([***]) [***].

3.	Any damages, profits, and awards of whatever nature recovered by the Sub-Licensee for any infringement of the rights sublicensed to it shall be treated as Net Sales subject to a deduction for the Sub-Licensee’s external legal expenses insofar as these are not recovered from a Third Party. In any such proceedings, Licensee shall, at the Sub-Licensee’s cost, promptly provide the Sub-Licensee with all documents and assistance as the Sub-Licensee may reasonably require. The Sub-Licensee shall promptly provide Licensee with notice of such proceedings and keep Licensee regularly informed of progress and promptly provide Licensee with such information as Licensee may require including copies of all documents filed at court in the proceedings. If Licensee is joined to proceedings pursuant to this Clause or otherwise, the Sub-Licensee shall indemnify and hold harmless Licensee and the inventors named in any Licensed Patents (the “Indemnities”) from and against any and all claims, demands, losses, causes of action, damages and expenses (including without limitation, legal fees) arising from or in connection with such proceedings. If the Sub-Licensee does not exercise its right to bring proceedings within thirty (30) days of written request to bring proceedings from Licensee, then Licensee or its nominee shall be entitled, but not obliged to bring such proceedings at its own cost. If necessary, (including to recover damages), the Sub-Licensee shall join in such proceedings. Save as provided above, whichever Party brings the proceedings shall be entitled to all monies recovered where in such proceedings. In any such proceedings the Party not bringing the proceedings (“Inactive Party”) shall promptly provide the Party bringing proceedings (“Active Party”) with all documents and assistance as the Active Party may reasonably require and the Active Party shall promptly provide the Inactive Party with notice of such proceedings.

4.	The Sub-Licensee shall indemnify, defend and hold harmless CRT/ICR Indemnified Parties from and against any and all Third Party claims, demands, losses, damages, costs and expenses (including, without limitation, legal fees) arising from or in connection with the exercise by the Sub-Licensee or its permitted sublicensee of the rights granted to it or the actions of the Sub-Licensee, or its permitted sublicensee in relation to a Licensed Product.

5.	Prior to commencing any proceedings pursuant to Clause 11.8, the Licensee shall (or shall procure that its Sub-Licensee shall) enter into a separate agreement with CRT and ICR pursuant to which the Licensee (or the Sub-Licensee if applicable) shall indemnify the CRT/ICR Indemnitees in respect of any and all potential Third Party claims, demands, losses, damages, costs and expenses (including, without limitation, legal fees) which might arise directly or indirectly as a consequence of such proceedings being concluded successfully or unsuccessfully (including without limitation any anti-trust proceedings commenced by a Third Party (for example, alleging that the price of any Licensed Product has been kept artificially high through the maintenance of Patents which are invalid and/or unenforceable for any reason)).

6.	Promptly after receipt by Licensee of any claim or alleged claim or notice of the commencement of any action, administrative or legal proceeding, or investigation to which the indemnity provided for in paragraph 4 may apply, Licensee shall give written notice to the Sub-Licensee of such fact and the Sub-Licensee shall have the option to assume the defence thereof by election in writing within thirty (30) days of receipt of Licensee’s notice. If the Sub-Licensee fails to make such election, the Indemnified Party may assume such defence and the Sub-Licensee will be liable for the legal and other expenses consequently incurred in connection with such defence. The Parties will co-operate in good faith in the conduct of any defence, will provide such reasonable assistance as may be required to enable any claim to be defended properly and the Party with conduct of the action shall promptly provide to the other Party copies of all correspondence and documents and notice in writing of the substance of all oral communications relating to such action.

7.	Should the Licensee assume conduct of the defence:

•	the Indemnified Party may retain separate legal advisers, at its sole cost and expense save that if the Sub-Licensee denies the applicability of the indemnity or reserves its position in relation to the same, the indemnity [in this Clause] shall extend to the Indemnified Party’s costs and expenses;

•	the Sub-Licensee will not, except with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, delayed or conditioned, consent to the entry of any judgment or enter into any settlement provided always, that if the Indemnified Party shall not consent to such entry of judgment or settlement, and such judgment or settlement does not involve an admission of liability on the part of Indemnified Party then the amount which the Indemnified Party shall be entitled to recover from the Licensee pursuant to this paragraph shall be limited to the amount that they would have received if the action would otherwise have been settled; and

•	Licensee shall not admit liability in respect of, or compromise or settle any such action without the prior written consent of the Sub-Licensee, such consent not to be unreasonably withheld, conditioned or delayed.

8.	Reasonably prior to Commencement of any human being dosed with the Licensed Product, the Sub-Licensee shall put in place and thereafter maintain, at its own cost, comprehensive product liability insurance and general commercial liability insurance through a reputable insurance company. At Licensee’s request, the Sub-Licensee shall provide Licensee with a certificate evidencing the coverage required hereby, and the amount thereof and the noting of Licensee’s interest. Such insurance shall be maintained for not less than [***] ([***]) [***] following the expiration or termination of this sublicence for any reason.

SCHEDULE 6 – TARGET PATENT COUNTRIES

[***]

SCHEDULE 7 – CONFIRMATORY PATENT LICENCE

THIS AGREEMENT is made the ___________day of______________________202[●]

1)	CRT PIONEER FUND LP (the “CPF”), a limited liability partnership established in England and Wales under number LP 14391 with registered office at 4 Claridge Court, Lower Kings Road, Berkhamsted, Hertfordshire, HP4 2AF, acting by its general partner, CRT Pioneer GP Limited, a company registered in England and Wales with registered number 07933818 whose registered office is at 4 Claridge Court, Lower Kings Road, Berkhamsted, Hertfordshire, HP4 2AF (the “General Partner”); and

2)	CENTRY PHARMA, INC [a company registered in/incorporated in/ established under the laws of [●●●] under number [●●●] with registered office/principal place of business at [●●●] (“CENTRY”).

RECITALS:

By an agreement (the “Main Agreement”) dated __________________ and made between CPF and Centry, CPF agreed for the consideration therein contained, among other things, to grant to Centry a license under [Country/region Patent No.__________ ] (the “Patent”) of which this Agreement is a confirmatory license.

OPERATIVE PROVISIONS:

1.	In pursuance of the Main Agreement and for the consideration referred to in the Main Agreement CPF hereby grants to Centry the [exclusive] license from the ________ day of_____________ 20___ to research, develop, use, keep, make, have made, import, sell and otherwise dispose of Licensed Products (as defined in the Main Agreement) in the Field (as defined in the Main Agreement) in the Territory (as defined in the Main Agreement) for the life of the Patent and subject to the provisions of the Main Agreement.

2.	Subject to the provisions of the Main Agreement this Agreement shall terminate without notice in the event of the termination for any reason of the Main Agreement.

IN WITNESS of which this Agreement has been executed as a deed and delivered the day and year first above written.

EXECUTED as a deed	)	Name (PRINT):

For and on behalf of	)	Title (PRINT):

CRT PIONEER FUND LP	)	Signature:

)	Date:

)	Name (PRINT)

)	Title (PRINT)

)	Signature:

)	Date:

acting by a Director and its Secretary / two Directors

EXECUTED as a deed	)	Name (PRINT):

For and on behalf of	)	Title (PRINT):

CENTRY PHARMA, INC	)	Signature:

)	Date:

)	Name (PRINT):

)	Title (PRINT):

)	Signature:

)	Date:

acting by a Director and its Secretary / two Directors

SCHEDULE 8 – BACKGROUND KNOW-HOW AND MATERIALS

Part A

Drug Substance

[***]

Drug Product

[***]

Part B

The Know How and Materials assigned or licensed to CPF pursuant to the following Agreements:

-	Master Services Agreement between CPF and [***] dated [***]

-	Amended and Restated [***]and CPF dated [***]

-	Agreement with [***] dated [***]

-	Agreement with [***], [***], [***]

-	Agreement with [***]

SCHEDULE 9 – BACKGROUND PATENTS

[***]